Exhibit 8.1

[letterhead of Philips International]

To: Koninklijke Philips Electronics N.V.,

Breitner Center,

Amstelplein 2,

1096 BC Amsterdam,

The Netherlands.

March 3, 2008

RE: Koninklijke Philips Electronics N.V. - Registration Statement on Form F-3

Dear Sirs:

I have acted as internal tax counsel to Koninklijke Philips Electronics N.V. (the “Issuer”) in connection with the registration statement on Form F-3, filed by the Issuer (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) of debt securities of the Issuer.

I hereby confirm to you my opinion as set forth in the Registration Statement under the caption “Taxation” insofar as it relates to matters of Netherlands withholding, income, gift and inheritance tax law and under the caption “Description of Debt Securities We May Offer – Payment of Additional Amounts” insofar as it relates to withholding or deduction of Netherlands taxes, levies or similar charges.

I hereby consent to the use of our name in, and the filing of this letter as an exhibit to, the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ T.P.M. Schmit
T.P.M. Schmit